Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Signet Jewelers Limited:

We consent to the incorporation by reference in the registration statements (Nos. 333-159987, 333-153435, 333-09634, 333-134192, 333-12304, 333-153422 and 333-08964) on Form S-8 of Signet Jewelers Limited of our report dated March 29, 2011, with respect to the consolidated income statement, and statements of comprehensive income, cash flows, shareholders’ equity, and accumulated other comprehensive (loss) income of Signet Jewelers Limited and subsidiaries for the 52 week period ended January 29, 2011, which report appears in the February 2, 2013 Annual Report on Form 10-K of Signet Jewelers Limited.

/s/    KPMG Audit Plc

London, United Kingdom

March 28, 2013